Exhibit 99.1

Campus Crest Merger Closing Scheduled For Wednesday, March 2, 2016

Charlotte, NC – February 29, 2016 – Campus Crest Communities, Inc. (NYSE: CCG) (the “Company” or “Campus Crest”), today announced that it expects the closing of its previously announced merger with an affiliate of Harrison Street Real Estate Capital, LLC (“Harrison Street”) to occur on Wednesday, March 2, 2016, subject only to customary closing deliveries and conditions being satisfied at the closing. As of the close of business on the closing date, all of Campus Crest’s common stock will be delisted from the New York Stock Exchange. The total transaction value, including assumed and discharged indebtedness, is approximately $1.9 billion.

In connection with the closing of the transaction, holders of shares of Campus Crest’s common stock will receive $6.987 per share in cash, and holders of shares of the Company’s 8.0% Series A Cumulative Redeemable Preferred Stock will be redeemed at a par value of $25.00 per share, plus $2.256 per share of accrued but unpaid dividends.

As previously disclosed, the Company contemplates that a non-tradable contingent value right (“CVR”) will be issued at closing to holders of shares of Campus Crest’s common stock, and each CVR could pay up to an additional estimated $0.031 in cash per share of common stock upon the release of escrowed monies related to the previously disclosed sale of Montreal joint venture interests. Although it is possible that such escrowed monies will be released prior to the closing, thereby eliminating the need for the CVR, a final determination regarding the necessity of the CVR will be made prior to the closing of the merger. Though not guaranteed, in the event that a CVR is issued, it is expected that any amounts to be paid pursuant to the CVR will be paid out within the next 30 days.

In connection with the consummation of the transaction, Campus Crest Communities, L.P., the Company’s operating partnership, will commence an offer to purchase the outstanding 4.75% Senior Exchangeable Notes on the terms and conditions set forth in the documents related thereto and the underlying indenture.

Aaron S. Halfacre, President and Chief Investment Officer of Campus Crest, commented, “We are looking forward to the successful conclusion of this transaction. I personally want to thank all of our investors, lenders and partners for their support and patience as we worked through the final chapter of Campus Crest.”

Raymond James and Associates, Inc. acted as financial advisor to Harrison Street and DLA Piper LLP (US) acted as Harrison Street’s legal advisor. Moelis & Company LLC acted as financial advisor to Campus Crest and Kilpatrick Townsend & Stockton LLP acted as the Company’s legal advisor.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. is a leading owner and manager of high-quality student housing properties located close to college campuses in targeted markets. It has ownership interests in 79 student housing properties with over 42,000 beds across North America. Additional information can be found on the Company’s website at http://www.campuscrest.com.

About Harrison Street Real Estate Capital:

Harrison Street Real Estate Capital is a real estate private equity firm founded in 2005 by real estate veteran Christopher Merrill, Chris Galvin (former Chairman & CEO of Motorola) & Mike Galvin (former Assistant Secretary of the U.S. Commerce Department for Export Administration) that directly and through its affiliates, has approximately $8.4 billion in assets under management (AUM) through commingled funds and public securities products. The commingled funds focus exclusively on the Education, Healthcare and Storage segments of the US & European real estate markets. Since inception, the Firm has acquired or developed over $11.5 billion of real estate throughout 530 properties in 40 states including over 69,000 student housing beds, more than 17,000 senior housing units, over 6.1 million square feet of medical office space, and more than 97,000 self-storage units. For more information please visit www.harrisonst.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which include statements regarding the proposed merger between the Company and Harrison Street, may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements, as they relate to the Company or Harrison Street, the management of either such company or the proposed merger, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. The Company intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement; the inability to complete the proposed merger due to the failure to satisfy the conditions to the merger, including the closing conditions more fully described in the merger agreement; risks that the proposed merger disrupts current plans and operations of the Company; potential difficulties in employee retention as a result of the proposed merger; the value of any CVRs which may be issued in connection with the merger; legislative, regulatory and economic developments; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on the Company’s relationships with colleges and universities, relationships with tenants, operating results and business generally, and other risks and uncertainties described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, and in other documents filed with the Securities and Exchange Commission (“SEC”) by the Company. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be seen in the Company’s Annual Report on Form 10-K and other periodic filings with the SEC.

Contact:

Investor Relations

(704) 496-2500

Investor.Relations@CampusCrest.com